Exhibit 99.1

Stock Symbol/Company Name -	IVDNQ.OB, Innovative Designs, Inc.
Date to be released -	October 31, 2007
Time to be released -	7:00 am
Contact Name -	Joseph Riccelli
Contact Phone Number -	(P) 412-799-0350 (C) 412-551-7558

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Dismissal of Innovative Designs Bankruptcy Case

Pittsburgh, Pa. - On October 30, 2007, the Honorable M. Bruce McCullough, Chief Judge of the United States Bankruptcy Court for the Western District of Pennsylvania, approved and executed the Stipulated Order of Dismissal filed on October 26, 2007, officially dismissing the Innovative Designs, Inc. (“IDI”) bankruptcy case.

IDI wished to thank its attorneys, employees, suppliers, sales representatives, shareholders and customers who remained loyal during these trying times, and looks forward to a bright future free of any further legal entanglements.

Said CEO Joseph Riccelli, “We can now fully focus on the successes that lie ahead. Everyone involved in the company has endured through some trying times. Our judicial system was able to disseminate fact from fiction and we have prevailed”.

The Company
Innovative Designs, Inc. manufactures the Arctic Armor(TM) Line, hunting apparel, swimwear, wind shirts, jackets, sleeping bags, and the multi-function "All in One" under the "i.d.i.gear" label featuring INSULTEX(TM). INSULTEX(TM) is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer
Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov.